Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of the 14th day of February, 2007, by and between Martin Moskovits (the “Executive”) and API Nanotronics Corp. (the “Company”).

WHEREAS, the Company desires to employ Executive in an executive capacity in connection with its business and operations and desires to enter into an agreement, effective as of the Effective Date (as defined below), embodying the terms and conditions of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement setting forth the terms and conditions of his employment, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company commencing on May 1, 2007 or such earlier date as the parties may mutually agree (the “Effective Date”) and shall continue until terminated by either party as provided herein (the “Employment Term”).

2. Position.

a. During the Employment Term, Executive shall serve as the Chief Technology Officer (“CTO”) of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chairman of the Company and the Board of Directors of the Company, consistent with such position. Without limiting the foregoing, as CTO Executive will be responsible for (i) staffing and managing the engineering team of the Company and will be the primary contact between the engineering team and the sales team of the Company and (ii) overseeing the opening and operations the Company’s MEMS facility. In addition, Executive will be involved in (i) oversight of the Company’s entire manufacturing processes and procedures and (ii) the identification and evaluation of potential acquisition opportunities for the Company and the integration of acquired entities and lines of businesses into the Company’s operations.

b. The Company contemplates forming an executive management team, the members of which will be kept informed of the Company’s strategic plans, contemplated acquisitions and operations. The Executive will be a member of the executive management team.

c. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Chairman of the Company. Commencing not later than September 15, 2007, Executive shall be working out of the Company’s offices in Long Island, New York. Notwithstanding the foregoing, nothing herein shall preclude Executive, subject to the prior approval of the Chairman of the Company, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization or engaging in any other academic or business undertaking; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 11 or Section 12. Set forth on Exhibit A hereto is a complete list, as of the Effective Date, of the Executive’s positions on any board of directors or trustees of any business corporation or any charitable organization as well as his academic and business undertakings.

d. At all times during the Employment Term, Executive shall adhere to and obey all of the Company’s written rules, regulations and policies, including without limitation the Company’s code of business ethics, which govern the operation of the Company’s business and the conduct of employees of the Company.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $375,000, payable in regular installments in accordance with the Company’s usual payroll practices. The Base Salary shall be subject to annual review for increase, but not decrease, in the discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) as determined in the discretion of the Compensation Committee of the Company; provided, however, that a portion of the bonus will be based upon specified performance milestones recommended by the Chairman and approved by the Board of Directors of the Company, or if appointed, the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee’s bonus determination will be consistent with the Company’s general compensation objectives and policies. The Annual Bonus shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

5. Stock Option Awards. Prior to the date of this Agreement, Executive has been granted options to purchase 1,100,000 shares of common stock of the Company, which options vest upon the occurrence of certain dates and/or specified events and Executive’s continued employment or engagement by the Company, as set forth in the instruments evidencing the options. All of the options are non-qualified stock options and 1,000,000 of the options were issued under the Company’s 2006 Equity Incentive Plan.

6. Employee Benefits. During the Employment Term, the Company shall provide to Executive such health, life and disability insurance, if any, on the terms of and of the type that the Company regularly provides to its executive employees and shall be entitled to participate in the employee benefit plans of the Company (other than annual bonus plans, severance plans and incentive plans, unless explicitly approved by the Compensation Committee). Notwithstanding the foregoing, at Executive’s request the Company agrees to spend up to $15,000 to purchase health insurance for the Executive. Nothing herein shall be construed to require the Company to establish or adopt any insurance or benefit program not currently in existence, or continue any such insurance or benefit program in the future. Company shall reimburse Executive for all reasonably incurred expenses incurred by Executive and his spouse as a result of or in connection with his move to the Long Island, New York area up to a maximum amount equal to $50,000.00. Company shall reimburse Executive for his reasonable out-of-pocket legal expenses properly incurred to review and settle this Agreement up to a maximum of $5,000.

7. Vacation, Holidays and Sick Leave. Executive shall be entitled to twenty (20) days of vacation in each full calendar year of employment. For calendar years in which Executive is not employed for a full calendar year, such days of vacation shall be prorated. Executive shall be entitled to such paid holidays and sick leave policy regularly recognized by the Company for its employees.

8 Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies; provided, any individual reimbursement in excess of $1,000 shall be approved in advance by the Chairman of the Company. Such reimbursements shall occur no more than forty-five (45) days following the date such expenses are submitted for reimbursement. Notwithstanding any Company policy to the contrary, Executive shall be entitled to travel business class when traveling for Company business and Executive shall be reimbursed for same.

9. Budgets; Research.

a. The Board of Directors of the Company shall approve an annual budget reasonably sufficient for Executive to carry out his responsibilities and the Company’s objectives for staffing and managing the engineering team of the Company. Executive agrees to make budget recommendations to the Board of Directors with such supporting materials as the Board of Directors may request.

b. In addition, subject to the achievement by the Company of various milestones as agreed by the Board of Directors and Executive, for each calendar year during the Employment Term, Executive shall have an annual research budget of $500,000 for nanotechnology research projects (the “Research Budget”). A substantial portion of the Research Budget shall be used to purchase or acquire rights to use intellectual property from academic institutions, including University of California, Santa Barbara (“UCSB”). Executive agrees that prior to the purchase of any intellectual property (i) from UCSB or other institutions or entities by whom Executive was formerly employed or engaged or of which Executive is a co-inventor, or (ii) in any transaction that may be considered a related party transaction under the United States securities laws, he shall receive all required approvals of the Board of Directors or the Audit Committee of the Board of Directors of the Company. The amount of the Research Budget shall be pro-rated for the 2007 year.

10. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive shall be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment other than for Constructive Termination and the Company shall be required to give Executive at least 30 days advance written notice of termination if terminated by the Company without Cause. Notwithstanding any other provision of this Agreement, the provisions of this Section 10 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause or By Executive’s Resignation Other than For Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation other than for Constructive Termination (as defined below); provided that Executive shall be required to give the Company at least 30 days advance written notice of a resignation other than for Constructive Termination.

For purposes of this Agreement, “Cause” shall mean:

(A)	willful and material breach by Executive of any provision of this Agreement; provided the Company has delivered to Executive a written notice setting forth with particularity such breach and shall have given Executive an opportunity to meet with the Company and to cure such breach during the 30 days following delivery of such written notice;

(B)	any act by Executive constituting gross misconduct or material fraud including, but not limited to, stealing or falsification of Company records or misappropriation of Company funds, with respect to any aspect of the business of the Company or its affiliates;

(C)	the continued willful failure, other than due to Disability, by Executive to substantially perform his duties to the Company provided the Company shall have given Executive an opportunity to meet with the Company and to cure such failure of performance during the 30 days following delivery of such written notice; which notice shall include a detailed explanation of such failure of performance;;

(D)	conviction of or plea of nolo contendere by Executive of a felony, other criminal offence punishable by incarceration, or a misdemeanor that the Company, in good faith, determines involves a subject matter which may reflect negatively on the reputation or business of the Company or any of its affiliates;

(E)	acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Chairman of the Company in connection with any transaction entered into on behalf of the Company or any of its affiliates, excluding items of immaterial value, or misappropriation of a corporate opportunity of the Company;

(F)	material violation of any lawful policy, rule, regulation or directive of the Company or any of its affiliates; provided the Company shall have given Executive an opportunity to cure such violation within the 30 day period following notice to the Executive of the violation;

(G)	conduct on the part of Executive, even if not in connection with the performance of Executive’s duties contemplated under this Agreement, that results in serious prejudice to the interests of the Company or any of its affiliates, as determined by the Company in good faith, and failure by Executive to cease such conduct within 30 days following receipt of notice to cease such conduct;

(H)	acceptance by Executive of employment with another employer without the consent of the Company; or

(I)	material violation of any federal or state securities laws, rules or regulations; provided the Company shall have given Executive an opportunity to meet with the Company and to cure such violation during the 30 days following delivery of such written notice; provided further that this clause shall not be applied to action or inaction of Executive taken in reliance on advice of the Company’s legal counsel.

(ii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than for Constructive Termination, Executive shall be entitled to receive:

(A)	the Base Salary through the date of termination;

(B)	any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4;

(C)	reimbursement, within 30 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment;

(D)	such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans or employee benefits as described in Sections 6 and 7 (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”); and

(E)	the Executive’s rights and benefits upon termination under any other applicable Company plans or programs shall be determined under the specific terms of such plans or programs.

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than for Constructive Termination, except as set forth in this Section 10(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) subject to Executive’s continued compliance with the provisions of Sections 11 and 12, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for a period of three months following the date of such termination; and

(C) The Executive’s rights and benefits upon termination under any other applicable Company plans or programs shall be determined under the specific terms of such plans or programs.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 10(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability, or if the Company fails to employ the Executive on Effective Date), Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) if Executive’s employment is terminated without Cause prior to the second anniversary of the Effective Date, and subject to Executive’s continued compliance with the provisions of Sections 11 and 12, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for a period beginning on the date of termination and ending on the second anniversary of the Effective Date;

(C) subject to Executive’s continued compliance with the provisions of Sections 11 and 12, an amount equal to one (1) year of Executive’s Base Salary at the time of termination payable after payment in full of any payments due to Executive under Section 10(c)(ii)(B), over the following twelve month period in equal installments on the Company’s regular payroll dates (the amounts in Sections 10(c)(ii)(B) and (C) shall be referred to as “Severance Pay”);

(D) continued coverage under the Company’s medical, dental, vision, accident, disability and life insurance benefits on substantially the same terms (including terms applicable to participant contributions toward the cost of such coverage) as applicable to the Executive at the time of termination (“Ongoing Benefits”) for a period of twelve (12) months commencing on the date the Executive’s employment terminates; provided that Ongoing Benefits shall cease on the date the Executive becomes eligible for comparable benefits through subsequent employment; and

(E) The Executive’s rights and benefits upon termination under any other applicable Company plans or programs shall be determined under the specific terms of such plans or programs.

Executive’s right to receive the payments set forth in Section 10(c)(ii)(B) and (C) shall be subject to Executive’s execution and non-revocation of a general release of all claims against the Company and its affiliates, in such form as is acceptable to the Company. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability), except as set forth in this Section 10(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Termination by Executive for Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Executive for Constructive Termination (as defined below).

For purposes of this Agreement, “Constructive Termination” shall mean:

(A) a material breach of the terms of this Agreement by the Company which remains uncorrected for 30 days following written notice setting forth with particularity such breach given by Executive to the Company; or

(B) a material diminution in Executive’s title, duties, responsibilities or authority or the assignment to Executive of duties materially inconsistent with his position which remains uncorrected for 30 days following written notice setting forth with particularity such events given by Executive to the Company;

provided that, in each case, Executive must have notified the Company in writing of the event constituting Constructive Termination not later than sixty (60) days following the occurrence of the event constituting Constructive Termination or Executive’s actual knowledge thereof, provided that in the case of a series of actions or events which in the aggregate constitutes Constructive Termination, the sixty (60) day period shall commence on the last to occur of those actions or events.

(ii) If Executive’s employment is terminated by the Executive for Constructive Termination, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) if Executive’s employment is terminated for Constructive Termination prior to the second anniversary of the Effective Date, and subject to Executive’s continued compliance with the provisions of Sections 11 and 12, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for a period beginning on the date of termination and ending on the second anniversary of the Effective Date .

(C) subject to Executive’s continued compliance with the provisions of Sections 11 and 12, an amount equal to one (1) year of Executive’s Base Salary at the time of termination payable after payment in full of any payments due to Executive under Section 10(d)(ii)(B), over the following twelve month period in equal installments on the Company’s regular payroll dates (the amounts in Sections 10(d)(ii)(B) and (C) shall be referred to as in full on the date of termination (“Severance Pay II”);

(D) continued coverage under the Company’s medical, dental, vision, accident, disability and life insurance benefits on substantially the same terms (including terms applicable to participant contributions toward the cost of such coverage) as applicable to the Executive at the time of termination (“Ongoing Benefits II”) for a period of twelve (12) months commencing on the date the Executive’s employment terminates; provided that Ongoing Benefits II shall cease on the date the Executive becomes eligible for comparable benefits through subsequent employment; and

(E) The Executive’s rights and benefits upon termination under any other applicable Company plans or programs shall be determined under the specific terms of such plans or programs.

Executive’s right to receive the payments set forth in Section 10(d)(ii)(B) and (C) shall be subject to Executive’s execution and non-revocation of a general release of all claims against the Company and its affiliates, in such form as is acceptable to the Company. Following Executive’s resignation for Constructive Termination, except as set forth in this Section 10(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

11. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1) During the Employment Term and for a period of 12 months following the date Executive ceases to be employed by the Company, or, if Executive is receiving Severance Pay or Severance Pay II pursuant to Sections 10(c)(ii)(B) and/or 10(c)(ii)(C) or 10(d)(ii)(B) and/or 10(d)(ii)(C), if longer, for a period lasting through the date on which the

Company’s obligation to pay Severance Pay or Severance Pay II to Executive has ended (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(i) engage in any business that competes with the businesses of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which plans Executive is aware) in any geographical area in which the Company or its affiliates produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”); provided, however that the following types of entities, institutions and businesses shall not be deemed to be a Competitive Business of the Company; (a) academic institutions; (b) not-for-profit institutions and entities; and (c) businesses with a primary focus on nanotechnology that are not engaged, directly or indirectly, in the manufacture of electronic components. The exclusion in the foregoing clause (c) shall not include businesses that (I) supply products or services to businesses that manufacture electronic components or (II) sell or distribute products or services to businesses that manufacture electronic components. Further, in the event that the Company is obligated to pay Severance Pay or Severance Pay II to Executive under the terms of this Agreement and the Company breaches its obligation to pay Severance Pay or Severance Pay II to the Executive and the Company fails to cure such breach within the 30 day period following delivery of written notice of breach from Executive to the Company, then Executive shall no longer be subject to the restrictions set forth in this Section 11a(1)(i) or Sections 11a(1)(ii) and (iii) below.

(ii) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, contractors, managers, consultants, suppliers or investors of the Company or its affiliates or solicit any of the foregoing persons for the benefit of any party other than the Company or its affiliates.

(2) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(3) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or its affiliates; provided that the foregoing shall not prohibit a general solicitation for employment not directed to employees of the Company or any of its affiliates; or

(ii) hire any employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within six months prior to or after, the termination of Executive’s employment with the Company or cause or encourage any such employee to be hired by any Person other than the Company;

provided that the foregoing restrictions of this Paragraph (3) shall not apply to Steven Bulwa or the employee who served as Executive’s secretary (or administrative assistant) at the time of Executive’s termination of employment.

(4) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The provisions of this Section 11 shall survive the termination of Executive’s employment for any reason.

12. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (which may include, without limitation trade secrets, research and development, methods of operations, manufacturing processes, software, source codes, inventions, databases, other technology, designs and other intellectual property, consulting techniques, processes, formulae, methods and methodologies for analyzing acquisitions, information concerning finances, investments, projections, profits, strategies, pricing, costs, products, services, service providers, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals), in whatever form or media, concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis, including any such information obtained prior to the Effective Date (“Confidential Information”) without the prior written authorization of the Chairman or the Board of Directors of the Company.

(ii) “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of Executive’s breach of this covenant, (y) made legitimately available to Executive by a third party without breach of any confidentiality obligation, or (z) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company, at the Company’s expense, to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (y) cease and not thereafter commence use of any Confidential Information or intellectual property

(including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any of its affiliates and (z) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or any of its affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

b. Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, materials, documents or other work product fixed in any tangible medium of expression (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iii) Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest except to the extent same conflict with the terms of this Agreement and in such case the terms of this Agreement shall prevail. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(iv) The provisions of Section 12 shall survive the termination of Executive’s employment for any reason.

13. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

14. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. No Mitigation; Set-Off. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and no payment provided for pursuant to this Agreement shall be reduced due to any compensation from any source received by the Executive following his termination of employment with the Company. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates in his capacity as an employee of the Company and its affiliates.

g. Compliance with IRC Section 409A.

(i) Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the commencement of payment of any compensation or benefits is subject to Section 409A(a)(2)(B)(i) (or any successor thereto) and would subject the Executive to accelerated or additional tax under Section 409A of the Code, then the Executive shall not be entitled to payment of any such amounts or benefits hereunder until the date that is six months following Executive’s termination of employment with the Company (the “409A Payment Date”), at which time any payments to which the Executive would have been entitled prior to the 409A Payment Date but for this Section 14(g) shall be made to the Executive in a lump sum.

(ii) In addition, if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code (or any successor thereto), such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible without any additional liability for the Company, in a manner, determined by the Chairman of the Company, that does not cause such an accelerated or additional tax.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail or the Canadian equivalent, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

API Nanotronics, Inc.

505 University Avenue

Suite 1400

Toronto, Ontario M5G 1X3

Attention: Phillip DeZwirek

with a copy to:

API Nanotronics, Inc.

505 University Avenue

Suite 1400

Toronto, Ontario M5G 1X3

Attn: Jason DeZwirek

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

o. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

API NANOTRONICS CORP.

By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Title:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ Martin Moskovits
Martin Moskovits

EXHIBIT A

Current Board Seats and Other Academic or Business Undertakings

1.	University of California, Santa Barbara - Executive supervises three (3) graduate students and will maintain an adjunct role at the university to complete supervisory role. Executive will co-author publications arising from Executive’s supervision
2.	Sansum Diabetes Research Institute, Santa Barbara, ca
3.	National Institute of Nanotechnology, Edmonton, Alberta.
4.	Alberta Ingenuity Foundation, Edmonton Alberta.
5.	Molecular Foundary (a US-DOE nanotechnology center), Lawrence Berkeley Labs, CA.
6.	Basic Energy Sciences Advisory Committee of the US Department of Energy.
7.	Canadian Institute for Advanced Research, Nanoelectronics program member.
8.	Purdue University Discovery Park External Advisory Council.
9.	Advisory Board of AMAIX LLC, a State of Washington software company specializing in face-recognition software and other biometrics software.